Contact:
Barbara Churchman
The Phoenix Group Corporation
214-382-3630

Ed Hammer Named Technical Advisor to Phoenix Group
Renowned lighting researcher brings four decades of experience and unparalleled expertise

For immediate release—November 18, 2004—Dallas, Texas--The Phoenix Group (PXGC ) announced today that it has engaged Ed Hammer as technical advisor. The Phoenix Group Corporation, through its subsidiary, Lighting Science Inc., designs and sells energy efficient lighting solutions based on the patent-pending ODL (Optimized Digital Lighting Technology) and recently announced its distribution plans for a new low wattage alternative to incandescent light bulbs, a revolution in the industry.

Hammer has held a place at the forefront of fluorescent lighting research for more than 45 years and has been called the Father of fluorescent signature analysis. He is recognized as significantly having helped to shape the modern lighting industry; credited with more than 40 technical papers and has earned 40+ patents. He has also actively participated in ANSI/IEEE Standards activities as well as on IEEE Industry Applications Society (IAS) technical committees. “Mr. Hammer is well-known industry-wide as a leading expert for lighting technology and research,” says Stan Waldrop, president. “He is an invaluable addition to our company.”

"LED technology is one of the fastest moving and growing technologies. The ODL technology of The Phoenix Group allows LED lighting to perform at a level of efficiency that will make it an industry leader. I am excited to work with the Phoenix team; this is the future of lighting,” said Hammer.

Hammer won the 2002 IEEE Edison Medal, “For contributions to design methods for energy efficient fluorescent lighting systems and development of lighting products.” A Fellow of the IEEE and the Illuminating Engineering Society, he has won many awards including GE's Steuben Glass Replica Award and two IAS prize paper awards. Hammer retired in 2001 from GE's Fluorescent Systems technical advisor.

About The Phoenix Group Corporation
The Phoenix Group Corporation, through its subsidiary, Lighting Science, Inc., designs and sells energy efficient lighting solutions based on LEDs (light emitting diodes). The company's patent pending designs and manufacturing processes enable affordable, efficient, and long lasting LED bulbs to be quickly deployed in existing lighting applications to realize immediate cost and environmental benefits.

Certain statements in the press release constitute "forward-looking statements" relating to The Phoenix Group Corporation and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict, " "potential" or "continue, " the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

"Lighting Science," "Optimized Digital Lighting," and "ODL" are trademarks of Lighting Science, Inc. "Energy Saving Sharing Program" is a service mark of Lighting Science, Inc.

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